Exhibit 21.1

Subsidiaries of the Company

Company	State of Organization
Blendstar LLC	Texas
Green Plains Bluffton LLC fka Indiana Bio-Energy, LLC	Indiana
Green Plains Central City LLC	Delaware
Green Plains Commodities LLC	Delaware
Green Plains Essex Inc fka Essex Elevator, Inc.	Iowa
Green Plains Grain Company LLC	Delaware
Green Plains Grain Company TN LLC	Delaware
Green Plains Holdings LLC	Delaware
Green Plains Holdings II LLC fka Global Ethanol, LLC	Delaware
Green Plains Obion LLC fka Ethanol Grain Processors, LLC	Tennessee
Green Plains Ord LLC	Delaware
Green Plains Otter Tail LLC	Delaware
Green Plains Shenandoah LLC fka GPRE Shenandoah, LLC	Delaware
Green Plains Superior LLC fka Superior Ethanol, LLC	Iowa
Green Plains Trade Group LLC	Delaware
Green Plains VBV LLC fka VBV LLC	Delaware